EXHIBIT 10.36

Overview of Compensation Arrangements for Preston D. Swafford Effective as of July 1, 2009

Effective as of July 1, 2009, Tom Kilgore approved the following compensation arrangements for Preston D. Swafford:

•	A base salary of $525,000
•	Executive Annual Incentive Plan opportunity of 80 percent of salary beginning with fiscal year 2009
•	Executive Long-Term Incentive Plan opportunity of 100 percent of salary beginning with the performance cycle ending on September 30, 2009

In addition, Mr. Kilgore approved a performance arrangement that will provide Mr. Swafford, as long as he remains responsible for managing and directing TVA’s Nuclear Power Group, the opportunity to receive annual performance awards for improvements in the overall performance of any of TVA’s nuclear plants based on nuclear power industry peer evaluations.  Under the arrangement, Mr. Swafford will receive a lump-sum performance award of $100,000 following each fiscal year that at least one nuclear plant in TVA’s generation portfolio achieves an improved performance evaluation.  In the event the performance of any plant drops below that achieved in the most recent evaluation of the plant, no award will be made.  Mr. Swafford is eligible to receive these annual performance awards based on evaluations completed in 2010 and beyond.  All awards will be recommended by the Chief Operating Officer and approved by the CEO at the end of each fiscal year.